Exhibit 10.2

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

HYDROGEN SALE AND PURCHASE AGREEMENT

by and between

WABASH VALLEY RESOURCES, LLC, as Seller

and

NIKOLA CORPORATION, as Buyer

Dated as of June 22, 2021

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1

1.1	Definitions	1
1.2	Rules of Interpretation	7

ARTICLE 2 PURCHASE AND SALE TRANSACTIONS		8

2.1	Purchase and Sale of Product	8

ARTICLE 3 STORAGE; DELIVERY; PASSAGE OF TITLE AND RISK OF LOSS		9

3.1	Delivery of Products	9
3.2	Passage of Title and Risk of Loss; Delivery Point	9
3.3	Measurement	9
3.4	Logistics; Lease	10

ARTICLE 4 QUALITY		11

4.1	Specifications and Off-Spec Product	11
4.2	Exclusion of Warranties	12

ARTICLE 5 CONTRACT PRICE; INVOICING AND PAYMENT		12

5.1	Contract Price	12
5.2	Invoicing and Payment of Product Invoices	12
5.3	Late Payment Charge; Wire Transfers	12
5.4	Disputed Invoices	13
5.5	Set-offs and Counterclaims	13
5.6	Limitation Period in Respect of Making Claims for Quality and Quantity Disputes	13
5.7	Payment Currency	13
5.8	Adjustments for Change in Regulations	13

ARTICLE 6 TAXES		14

6.1	Buyer Responsibility for Taxes	14
6.2	Seller Responsibility for Taxes	15
6.3	Claims for Reimbursement	15

ARTICLE 7 TERM		15

7.1	Term	15
7.2	Survival of Rights	15

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ARTICLE 8 DEFAULT AND REMEDIES		16

8.1	Events of Default	16
8.2	Default Notice; Cure Periods	17
8.3	Remedies for Event of Default	17
8.4	Continuing Obligations of the Parties	18
8.5	Early Termination for Force Majeure	18
8.6	Payments Upon Termination	18
8.7	Effect of Termination	18

ARTICLE 9 LIMITATION OF DAMAGES		18

9.1	Exclusion of Consequential Damages	18

ARTICLE 10 FORCE MAJEURE		19

10.1	Force Majeure	19
10.2	Notice of Force Majeure	19
10.3	Settlement of Industrial Disturbances	20

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		20

11.1	Representations and Warranties of Seller	20
11.2	Representations and Warranties of Buyer	20

ARTICLE 12 INSURANCE		21

ARTICLE 13 CONFIDENTIALITY		21

ARTICLE 14 NOTICES		22

14.1	Notice Requirements	22
14.2	Receipt	22
14.3	Change of Address or Designee	23

ARTICLE 15 GOVERNING LAW AND DISPUTE RESOLUTION		23

15.1	Negotiation	23
15.2	Material Disputes	23
15.3	Arbitration	24
15.4	Governing Law	24
15.5	Jurisdiction; Venue	25
15.6	Waiver of Jury Trial	25

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ARTICLE 16 ASSIGNMENTS		25

16.1	Assignment; Restrictions on Assignment	25
16.2	Binding	25
16.3	Permitted Assignments	25
16.4	Additional Conditions to Assignment	25
16.5	Validity of Assignment	25
16.6	Other Assignments Void	25

ARTICLE 17 MISCELLANEOUS		25

17.1	Compliance with Law	25
17.2	Amendments	26
17.3	Successors and Assigns	26
17.4	Waiver	26
17.5	No Third-party Beneficiaries	26
17.6	Rights and Remedies	26
17.7	Disclaimer of Agency	26
17.8	Severance of Invalid Provisions	26
17.9	Expenses	26
17.10	Entire Agreement	26
17.11	Counterpart Execution	27
17.12	Trademarks	27
17.13	Electronic Payment	27
17.14	SDS	27
17.15	Indemnity	27
17.16	Ethics	26
17.17	Anti-Corruption	27

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List of Exhibits

Exhibit A: Hydrogen Specifications

Exhibit B: Contract Price Calculation

Exhibit C: Plant Map - indicating Delivery Point and Buyer Leasehold Interest

Exhibit D: Lease Terms

Exhibit E: Insurance Requirements

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HYDROGEN SALE AND PURCHASE AGREEMENT

THIS HYDROGEN SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 22nd day of June, 2021 (the “Execution Date”), by and between WABASH VALLEY RESOURCES, LLC, a Delaware limited liability company (“Seller”), and NIKOLA CORPORATION, a Delaware corporation (“Nikola” or “Buyer”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller is financing, designing, constructing the Plant (as defined herein) in West Terre Haute, Indiana, which is anticipated to produce approximately 336 metric tons per day of hydrogen (which, to the extent it meets the Specifications (as defined below) is referred to herein as the “Product”) a portion of which shall be used to generate electricity to power the Plant;

WHEREAS, Seller desires to sell Products to Buyer and Buyer desires to purchase the Products from Seller in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the covenants herein contained and for other good and valuable consideration, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following terms has the following meanings:

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, ruling, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, construction or administration of any of the foregoing, by any Governmental Authority, in each case as amended.

“Applicable Production Volume” has the meaning specified in Section 2.1(e)(ii).

“Available Production Volume” means the actual volume of hydrogen actually produced by the Plant.

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“Bank Holiday” means a day on which banks in New York, New York are authorized to remain closed.

“Bankruptcy Event of Default” means, with respect to any person or entity:

(i)    an adjudication of insolvency under any applicable bankruptcy or insolvency statute (“Bankruptcy Law”) with respect to such person or entity;

(ii)    the making by such person or entity of an assignment for the benefit of its creditors or the written admission by such person or entity that it is unable to pay its debts generally as they become due;

(iii)    the filing by such person or entity of a petition in bankruptcy or for relief under any Bankruptcy Law or an answer or pleading admitting or failing to contest the material allegations of any such petition;

(iv)    the filing against such person or entity of any such petition (unless such person or entity promptly takes action to dismiss or stay such petition, and such petition is dismissed or stayed within 90 days from the date of filing thereof);

(v)    the actual appointment of a trustee, conservator or receiver for such person or entity or for all or substantially all of its assets (unless such person or entity promptly takes action to vacate or stay, and such appointment is vacated or stayed within 90 days of such appointment); or

(vi)    such person takes any action for its winding up of all or substantially all of its business or the liquidation of all or substantially all of its assets, or consents to any of the actions described in clauses (i), (iv), or (v) above being taken against it.

“Business Day” means any Day other than a Banking Holiday.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Environmental Attribute” means any Tax, emission or other environmental credits, carbon credits or certificate credits available to Buyer from the use or resale by Buyer of Products purchased hereunder. Notwithstanding this Agreement, in no event shall Seller make any election under the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise, or take, or omit to take, any action that would result in an offset to, reduction in, or delay, reduce or otherwise make unavailable to Buyer, any Buyer Environmental Attribute.

“Buyer Percentage Interests” means the percentage interest determined by dividing (a) the volume allocated to the Member Hydrogen Account (as defined in the LLC Agreement) of Buyer and (b) the aggregate volumes allocated to the Company Hydrogen Account (as defined in the LLC Agreement) and the Member Hydrogen Accounts of all Members (as defined in the LLC Agreement), as of any date of determination.

“Buyer Payment Default” has the meaning specified in Section 8.1(a)(i).

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“Buyer Taxes” has the meaning specified in Section 6.1(a).

“Change in Law” means any Applicable Law promulgated, issued or changed after the Effective Date by a Governmental Authority.

“Claim” means, with respect to any Person, (a) any notice, claim (including any claim for attorneys’ fees or consultants’ fees), administrative, regulatory or judicial or equitable action, suit, Lien, or demand by any other Person, or other Legal Matter, or (b) any other written communication by any Governmental Authority, in either case alleging or asserting such Person’s liability for any costs, consultants’ fees, governmental response costs, damages to natural resources or other property damages, personal injuries, fines or penalties (whether administrative, civil or criminal) arising out of, based on or resulting from circumstances forming the basis of any violation or alleged violation of any Applicable Law.

“Commercial Operation” means to have completed all construction, testing, permitting and start-up as is required to be available, without restrictions, to produce and deliver Product meeting the Specifications on a commercial basis.

“Commercial Operation Date” means the date on which the Plant achieves Commercial Operation, which date is expected to occur on or about December 31, 2023.

“Contract Price” has the meaning specified in Section 5.1.

“Contract Year” means a consecutive twelve (12) Month period, the first of which shall commence upon the Commercial Operation Date, and each succeeding Contract Year shall commence upon the applicable anniversary of the Commercial Operation Date.

“Day” or “Daily” means a twenty-four (24) hour period commencing 12:00 a.m. local time and extending until 12:00 a.m. local time on the following Day.

“Default Notice” has the meaning specified in Section 8.2.

“Defaulting Party” has the meaning specified in Section 8.2.

“Delivery Extension Period” has the meaning specified in Section 2.1(c).

“Delivery Point” means the specific downstream flange and measurement location at the Plant at which Seller delivers Product to-owned Buyer.

“Dispute” means any dispute, controversy or Claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) between the Parties arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as whether any dispute under this Agreement can be the subject of arbitration or any dispute over the applicable jurisdiction.

“Execution Date” has the meaning specified in the preamble to this Agreement.

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“Environmental Laws” means any and all Applicable Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Event of Default” has the meaning specified in Section 8.1.

“Force Majeure” has the meaning specified in Section 10.1(a).

“Forced Outage” means any interruption in service or reduction of output of the Plant due to an unplanned component failure or other condition that cannot be remedied in accordance with Good Industry Practices by keeping the Plant in service at full capacity.

“Good Industry Practices” means the practices, methods, and acts that, at a particular time, in the exercise of commercially reasonable judgment in light of the facts known or that in the exercise of diligence facts that should have been known at the time a decision was made, would have (or would have been reasonably expected to have) accomplished the desired result in a manner consistent with Applicable Law, equipment manufacturer’s or operation and maintenance provider’s recommendations, reliability, safety, environmental protection, and expedition.

“Governmental Approval” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings required by any Applicable Law or by any Governmental Authority or non-governmental self-regulatory organizations.

“Governmental Authority” means any foreign, national, regional, state, local or municipal government, any political subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Plant or any of the activities contemplated by this Agreement, and acting within its legal authority.

“Hazardous Material” means any chemical, waste, material or substance that is regulated, defined under or for which liability may be imposed by, any Environmental Law, including any petroleum or petroleum product, hydrocarbons, condensate, natural gas in any form, asbestos, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant.

“Hydrogen” means hydrogen that meets the Specifications or Off-Spec Product accepted by Buyer pursuant to Section 4.1(b)(ii).

“Invoicing Period” has the meaning specified in Section 5.2.

“Late Payment Rate” means an interest rate that is the lesser of (a) a rate per annum of seven percent (7%) or (b) the maximum permissible legal interest rate.

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“Legal Matter” means any action, suit, litigation, other legal proceeding, alternative dispute resolution proceeding, inquiry, investigation, or other proceeding by or before any Governmental Authority or any arbitral or other forum, including any of the foregoing in which injunctive, declaratory or similar relief is involved, including any condemnation proceedings.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated of even date herewith.

“Lien” means, with respect to property of any Person, any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement with any Person owning debt of such Person, encumbrance, lien (statutory or other), deed of trust, fiduciary transfer of title, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, security interest, preference, priority or other security agreement of any kind or nature whatsoever that has the substantial effect of constituting a security interest, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction domestic or foreign.

“Membership Interest Purchase Agreement” means the Membership Interests Purchase Agreement dated of even date herewith, by and among the Seller, Buyer and the members of the Seller party thereto.

“Metering Facilities” means measuring and testing equipment, housings, devices and materials together with all related equipment and appliances which are required from time to time to measure and test the quantity and quality of Hydrogen delivered at the Delivery Point.

“Month” or “Monthly” means a period commencing at 12:00 a.m. local time on the first Day of a calendar Month and extending until 12:00 a.m. local time on the first Day of the next succeeding calendar Month.

“Off-Spec Product” has the meaning specified in Section 4.1(b)(i).

“Off-Spec Product Notice” has the meaning specified in Section 4.1(b)(ii).

“Party” has the meaning specified in the preamble to this Agreement.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended and supplemented from time to time)).

“Payment Date” means the date a payment is due.

“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

“Planned Outage” means any interruption in service or reduction of output of the Plant that results from any scheduled maintenance of the Plant conducted by or on behalf of Seller.

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“Plant” means a hydrogen production facility in West Terre Haute, Indiana, which is anticipated to produce approximately 336 metric tons per day of hydrogen while permanently sequestering carbon from such Plant.

“Plant Power Requirements” for any Month means the amount of hydrogen required to generate the Plant’s electrical requirements for such Month; provided, however, hydrogen used to generate power in excess of the power requirements of the Plant shall not be included in calculating “Plant Power Requirements”.

“Product” or “Products” has the meaning set forth in the recitals.

“Production Week” has the meaning specified in Section 2.1(b)(iii).

“Release” means any spilling, leaking, pumping, pouring, emitting, dispersing, migrating, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material, but excluding (a) emissions from the engine exhaust of a properly maintained motor vehicle, and (b) permitted emissions, including any lawful release of Hazardous Materials, pursuant to any permit or authorization issued by any Governmental Authority.

“REC” or “Renewable Energy Credit” means a certificate, credit, allowance, green tag, or other transferable indicia, howsoever entitled, created by Applicable Laws or a certification authority indicating generation of a particular quantity of energy from a Renewable Energy Source. To the extent any certificate, credit, allowance, green tag, or other transferable indicia may constitute a carbon offset and a REC, it will be deemed to be a REC.

“Renewable Energy Source” means an energy source that is not fossil carbon based or radioactive.

“Representative” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers, consultants agents and any other representatives.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Taxes” has the meaning specified in Section 6.2(a).

“Specifications” means Product having a carbon intensity of no more than 25 grams/Megajoule and otherwise meeting the other specifications set forth on set forth in Exhibit A, as such may be updated from time to time in accordance with the terms of this Agreement.

“Target Production Plan” means Seller’s good faith estimate of the volume of Products to be produced at the Plant.

“Taxes” means any and all existing and future ad valorem, property, occupation, severance, production, extraction, first use, conservation, energy, gathering, transport, utility, gross receipts, import, export, privilege, sales, use, consumption, excise, lease, transaction, environmental, and

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other taxes, governmental charges, duties, licenses, fees, permits, and assessments, in each case in the nature of taxes, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” has the meaning specified in Section 7.1.

“Written Notice” means a legible communication received by the intended recipient of the communication by United States mail, registered and certified, express courier or by electronic transmission in .PDF format or similar format. A Written Notice shall be received on the Business Day actually delivered to the recipient by the carrier. Written Notice provided by electronic transmission shall not be effective until such time as such electronic transmission is acknowledged by the intended recipient by Written Notice (which itself may be an electronic transmission) or a copy of such Written Notice is given by United States mail or express courier and the same is actually received.

1.2    Rules of Interpretation. In construing this Agreement, the following principles shall be followed:

(a)    the topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article, Section, Exhibit, Schedule or Appendix;

(b)    reference to the singular includes a reference to the plural and vice versa;

(c)    reference to either Party shall include such Party, its successors and permitted assigns, and references to a gender includes a reference to all other genders;

(d)    unless otherwise provided, references to an Applicable Law, any Governmental Approval or any agreement shall mean and include such Applicable Laws, Governmental Approvals and agreements as may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time;

(e)    unless otherwise provided, reference to any Article, Section, Exhibit, Schedule or Appendix means an Article, Section, Exhibit, Schedule or Appendix of this Agreement;

(f)    the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and

(g)    references to “day,” “Month,” “quarter” and “year” shall, unless otherwise stated or defined herein, mean a day, Month, quarter and year of the Gregorian calendar, respectively.

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ARTICLE 2

PURCHASE AND SALE TRANSACTIONS

2.1    Purchase and Sale of Product.

(a)    Obligation to Purchase and Sell Products. During the Term of this Agreement, and subject to the terms hereof, Seller shall sell to Buyer and Buyer shall purchase from Seller all Products meeting the Specifications in the quantity and on the schedule set forth in this Section 2.1.

(b)    Production Plans.

(i)    Quarterly Target Production Plans. On or before the 15th Day of the month prior to the start of each quarter commencing on the Commercial Operation Date, Seller shall provide Buyer with not less than a two (2) year rolling Target Production Plan from the first day of the immediately succeeding quarter, together with a reconciliation and explanation of the reason for any material changes from the previously delivered Target Product Plan. Such good faith Target Production Plan shall be for planning purposes only and shall not create any binding obligation of Seller to Produce and sell, or for Buyer to accept and purchase, any Products.

(ii)    Quarter Ahead Forecast: On the 15th Day of each Month commencing after the Commercial Operation Date (M representing Month of delivery of the subject production forecast) Seller shall provide Buyer a good faith production forecast of Product for Months M+1, M+2 and M+3. Such good faith production forecast shall be for planning purposes only and shall not create any binding obligation of Seller to Produce and sell, or for Buyer to accept and purchase, any Products. For purposes hereof, the production forecast for Product for Month M+1 will include the actual quantity of Product, specified in metric tons per day, to be produced at the Plant during such Month M+1 (the “Applicable Production Volume”).

(iii)    Monthly Firm Production Quantities: During each Month commencing after the Commercial Operation Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, an amount equal to Buyer’s Commitment Amount for such Month (or such other greater or lesser amount as the Buyer and Seller may agree in writing).

(iv)    Buyer may, from time to time and at its election, deliver a written notice to Seller (each such notice a “Commitment Notice”) setting forth the aggregate amount of Product (the “Commitment Amount”) that Buyer is willing to commit to purchase on a Monthly basis for the period of time from the start date identified by Buyer in such Commitment Notice (which start date shall not be sooner than the later to occur of (a) 180 days after the date of such Commitment Notice and (b) the Commercial Operation Date) and continuing through the end of the Term of this Agreement. Buyer may, but shall not be obligated to, increase (in increments of 500 kg per day), but not decrease (unless Seller agrees otherwise),

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the Commitment Amount at any time by written notice to Seller setting forth the start date (which may be no earlier than 180 days after the date of such written notice) of such increased Commitment Amount. Notwithstanding anything to the contrary contained herein, the Commitment Amount shall not, as of the start date of the applicable Commitment Notice, exceed an amount equal to the Buyer Percentage Interest multiplied by the difference between (x) the Available Production Volume for such Month and (y) the Plant Power Requirements for such Month.

(v)    Order and Delivery. On or before Friday of each Week, Buyer shall provide Seller with written notice (each an “Order Notice”) of the amount of Product that Buyer will purchase during the next succeeding week (which in any event shall not be in excess of the Buyer Percentage Interest multiplied by the difference between (x) of the Available Production Volume for such week and (y) the Plant Power Requirements for such week)). During the applicable Production Week, Seller shall be obligated to deliver to the Delivery Point and sell to Buyer, and Buyer shall be obligated to accept at the Delivery Point and purchase from Seller Product meeting the Specifications in an amount equal to that set forth by Buyer in the Order Notice; provided, however, in the event the Plant is not able to deliver Product due to a Forced Outage, Seller’s obligation to deliver Product to Buyer shall be reduced by an amount equal to the Buyer Percentage Interest multiplied by the aggregate volume of Product not produced during such Week as a result of such Forced Outage.

ARTICLE 3

DELIVERY; PASSAGE OF TITLE AND RISK OF LOSS

3.1    Delivery of Products. All Products to be delivered to Buyer pursuant to this Agreement shall be delivered by Seller at the Delivery Point (defined below).

3.2    Passage of Title and Risk of Loss; Delivery Point. Title to and risk of loss or damage to any Products delivered to Buyer under this Agreement shall be transferred from Seller to Buyer as the Product passes at the inlet flange of the Delivery Point. Title shall transfer to the Buyer free and clear of all Liens other than those arising through Seller after the Delivery Point. Buyer shall obtain and Seller shall have no interest in any Buyer Environmental Attributes in the Product received by Buyer. Seller shall provide Buyer with customary documentation such as a commercial invoice, certificate of analysis (including any certifications required to assure Buyer is able to realize any Buyer Environmental Attributes arising out of Buyer’s or any other end-user’s use of Product meeting the Specifications and purchased by Buyer hereunder), any required inspection certificates, or as otherwise reasonably requested by Buyer.

3.3    Measurement. All quantities of Products delivered pursuant to this Agreement shall be measured (i) using the Metering Facilities installed by Seller which includes a meter at the Delivery Point or (ii) as otherwise agreed between the Parties. Seller shall use revenue grade meters that meet or exceed the applicable American National Standards Institute level qualifications and performance criteria. The Parties agree to provide the other Party the results of any meter or other revenue meter testing conducted by either Party, their agents, or other person(s).

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Upon Buyer’s request, Seller shall furnish a copy of all technical specifications and accuracy calibrations for each meter, as well as all metering data and hydrogen production calculations. Seller shall have all meter(s) tested at least once per year at Seller’s sole expense by a certified, independent third-party approved by Buyer. The Parties shall be allowed to observe the meter test(s), and Seller shall provide notice of the testing to Buyer at least ten (10) business days prior to the test date. In addition to the requisite annual metering testing, the Metering Facilities at the Delivery Point may be checked for accuracy by either Party at any time at that Party’s expense, unless such testing demonstrates that the meter was operating outside industry standard tolerance allowances in which case Seller must reimburse Buyer for the additional meter retesting. The non-requesting Party shall have the right to have a representative present during such retest. If the Metering Facilities at the Delivery Point are found to be not accurate within the tolerance limits, Seller shall promptly arrange for the correction or replacement of the equipment, at its sole expense. Buyer shall have right of access to all meters at reasonable times for purpose of verifying readings and calibrations. The metering system shall adjust delivered quantities to reflect changes in pressure and temperature. The Parties anticipate that all volumes delivered pursuant to this Agreement will be standardized in conformance with commercially reasonable measures for pressure and temperature.

3.4    Logistics; Lease.

(a)    Background. On or before the date thirty (30) days following the date that Seller receives the front-end engineering and design work for the Plant, (i) Seller shall provide to Buyer a detailed map of the Plant (the “Plant Map”), (ii) Buyer and Seller shall discuss in good faith the location of the Delivery Point, with the goal of such location being the efficient delivery of Product to Buyer, and (iii) Buyer and Seller shall discuss in good faith the location of certain property that Buyer will lease from Seller (the “Leased Premises”) in order for Buyer to construct liquefaction, storage, and terminal services facilities. Upon finalization of the Plant Map, together with the location of the Delivery Point and the Leased Premises which shall be clearly shown thereon, the Plant Map will be attached hereto as Exhibit C.

(b)    Delivery Pipeline. On or before the Commercial Operation Date Seller shall construct a pipeline for delivery of the product from Plant to the Delivery Point terminating as more fully set forth on Exhibit C.

(c)    Lease. Upon the written request of Buyer, Buyer and Seller shall enter into a ground lease for the Leased Premises (as marked on Exhibit C) having commercially reasonable terms and conditions consistent with similar projects by market participants. Once finalized, the terms and conditions as agreed by the Parties will be attached hereto as Exhibit D.

3.5    Outages

(a)    Planned Outages. All Planned Outage schedules and procedures shall be developed in accordance with Good Industry Practices. Seller shall use good faith efforts to plan Planned Outages to accommodate the reasonable requirements of Buyer. No later than thirty (30) days prior to the start of a Contract Year, Seller will provide Buyer a non-binding Planned

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Outage schedule for the following Contract Year. Prior to conducting a Planned Outage, Seller shall promptly notify Buyer, in advance as soon as reasonably practicable under the circumstances, of such Planned Outage and shall keep Buyer informed of the progress of, or any changes to, the Planned Outage and the expected completion date. Notice of a Planned Outage shall include the expected start date and time of the Planned Outage, the amount of Plant output that will not be available and the expected completion date and time of the Planned Outage. Buyer may request reasonable modifications in the schedule for any Planned Outage and, subject to its operational and maintenance needs, Seller shall use commercially reasonable efforts to comply with such a request to reschedule any such Planned Outage.

(b)     Forced Outages. Seller shall promptly provide to Buyer an oral report of any Forced Outage that materially impacts the output of the Plant and Seller’s ability to sell the Products to Buyer hereunder. The oral report shall include the amount of output of the Project that will not be available because of such Forced Outage and the expected return date or time of such output, and Seller shall update such report as necessary to advise Buyer of changed circumstances. As soon as practicable, all such oral reports shall be confirmed in writing.

ARTICLE 4

QUALITY

4.1    Specifications and Off-Spec Product.

(a)    Specifications. Except as provided in Section 4.1(b), all Product shall meet the Specifications.

(b)    Off-Spec Product.

(i)    General. Seller shall maintain and operate the Plant to monitor the Specifications of the Product. Any Product not conforming to the applicable Specification produced at the Plant shall be referred to here as “Off-Spec Product”.

(ii)    Notice. Seller will provide notice (an “Off-Spec Product Notice”) to Buyer as soon as reasonably practicable if Seller becomes aware of any existing or anticipated delivery of Off-Spec Product, giving the projected specifications for such Off-Spec Product. Buyer will inform Seller in writing not later than one (1) Business Day after receipt of a notice of Off-Spec Product of whether Buyer will purchase such Off-Spec Product. Buyer’s failure to respond to the Off-Spec Product Notice within the time set forth herein shall not constitute a default under this Agreement, but such failure shall be deemed to constitute Buyer’s consent to receive the Off-Spec Product, until such time that Buyer provides an Off-Spec Product Notice.

(iii)    Effect. Without prejudice to any other rights and remedies of Buyer hereunder, Buyer shall have the right (but not the obligation) to reject delivery of any or all Off-Spec Product for any reason. If Buyer timely elects to purchase any Off-Spec Product, it shall be required to accept delivery of such Off-Spec Product so long as it meets the specifications set forth in the applicable Off-Spec Product Notice.

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(c)    Quality Testing. The quality of Products will be based on the Metering Facilities.

4.2    Exclusion of Warranties. IN ADDITION TO THE WARRANTIES SET FORTH IN SECTION 11.1, SELLER WARRANTS THAT (A) IT SHALL DELIVER GOOD TITLE TO THE PRODUCTS SOLD TO BUYER, FREE AND CLEAR OF ANY LIENS AND ENCUMBRANCES OTHER THAN ANY LIENS OR ENCUMBRANCES THAT HAVE BEEN CREATED BY OR THROUGH BUYER OR ANY OF ITS AFFILIATES ON THE PRODUCTS AFTER THE DELIVERY POINT, AND (B) THE PRODUCTS MEET THE SPECIFICATIONS. EXCEPT WITH RESPECT TO ANY CERTIFICATION DELIVERED BY SELLER TO BUYER OR AS OTHERWISE SPECIFICALLY SET FORTH IN THIS ARTICLE 4, THERE ARE NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, IN RESPECT OF PRODUCTS, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, PRODUCT GRADE, OR AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, OR OTHERWISE, AND ALL SUCH WARRANTIES IN RESPECT OF PRODUCTS ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND EXCLUDED FROM THIS AGREEMENT.

ARTICLE 5

CONTRACT PRICE; INVOICING AND PAYMENT

5.1    Contract Price. The sales price in respect of all Products to be sold and purchased pursuant to this Agreement (the “Contract Price”) shall be calculated as set forth in Exhibit B.

5.2    Invoicing and Payment of Product Invoices. Seller shall invoice Buyer for all Product, if any, delivered hereunder in any month on or before the fourth Business Day of the immediately succeeding Month (each a “Product Invoice”). Subject to Section 5.4, payment of the total amount due under a Product Invoice will be due to Seller [*]. Invoicing and payment will be via electronic means. Each Product Invoice will show the quantity of each Product delivered and the Contract Price per metric ton of Product so delivered and include any applicable Buyer Taxes required by Applicable Law to be collected by Seller.

5.3    Late Payment Charge; Wire Transfers.

(a)    If any Party should fail to remit any amounts due hereunder in full within [*] the applicable Payment Date, [*] on the unpaid portion shall accrue from such Payment Date until paid in full at the Late Payment Rate. Acceptance of payment made after the Payment Date shall not constitute a waiver of rights to interest and shall in no circumstances be considered as an agreement to provide extended credit.

(b)    If a Payment Date falls on a Saturday or United States Bank Holiday other than a Monday, payment shall be made on the preceding Business Day. If a Payment Date falls on a Sunday or a Monday United States Bank Holiday, payment shall be made on the succeeding Business Day.

(c)    A Party shall make any required payments by it hereunder when due by wire transfer in immediately available funds to an account or accounts specified by the intended

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recipient of such payment from time to time in accordance with Article 14. If at any time a Party sends any such notice of changed banking information different from that currently in the other Party’s records, prior to making any payment then due, the other Party may require Party providing such notice of changed banking information to provide email or fax confirmation of the new banking information.

5.4    Disputed Invoices. If a good faith Dispute arises as to the amount payable by Buyer pursuant to any Invoice, Buyer shall pay the undisputed amount of such Invoice in full when due, and Buyer may, at its option either pay under protest or withhold payment of the disputed amount until such time as the dispute is resolved. If the Dispute is subsequently resolved in Seller’s favor, whether by arbitration or mutual agreement, Buyer shall pay the disputed amount previously withheld, together with interest accrued on such amount at the Late Payment Rate for the period from the date such amount was original due to the date that the payment is made by Buyer for such previously withheld amount. If the Dispute is subsequently resolved in Buyer’s favor, whether by arbitration or mutual agreement, Seller shall pay the interest accrued on any amount overpaid to Seller at the Late Payment Rate for the period from the date such amount was original due to the date that the payment is made by Seller for such previously disputed amount. Buyer shall promptly (but in any event not later than thirty (30) days after receipt of the applicable invoice) notify Seller in writing of any amount that it in good faith believes to be in error, together with its reasons for believing such invoiced amount to be in error. The Parties shall make every reasonable effort to achieve mutual agreement on unresolved amount(s) prior to the applicable Payment Date, and in any case, as soon as reasonably possible; provided that any unresolved Dispute shall be resolved in accordance with the dispute resolution procedures of Article 15. The performance of both Parties under this Agreement shall continue pending the outcome of such procedures.

5.5    Set-offs and Counterclaims. All payments shall be made pursuant to this Article 5 without set-off or counterclaim.

5.6    Limitation Period in Respect of Making Claims for Quality and Quantity Disputes. ALL QUALITY AND QUANTITY DISPUTES ARISING UNDER THIS ARTICLE 5 SHALL BE MADE BY EITHER PARTY AS SOON AS REASONABLY PRACTICAL BUT IN ANY EVENT WITHIN SIXTY (60) DAYS AFTER THE DELIVERY OF THE PRODUCT. EACH PARTY SHALL BE DEEMED TO HAVE IRREVOCABLY WAIVED ANY RIGHT TO MAKE A CLAIM FOR A QUALITY OR QUANTITY DISPUTE AFTER THE EXPIRATION OF THE FOREGOING PERIOD. This limitation shall not apply to any disputes relating to other issues, including without limitation claims for breach of warranties of title.

5.7    Payment Currency. All amounts invoiced and to be paid, set-off or otherwise credited or discharged pursuant to or in connection with this Agreement shall be in US Dollars.

5.8    Adjustments for Change in Regulations.

(a)    If at any time during the Term, any Change in Law (1) requires Seller to incur capital expenditures for the modification of the Plant or (2) materially increases Seller’s costs incurred in the production, sale, transportation or delivery of Hydrogen to Buyer under this Agreement (including any costs arising from or with respect to (i) any Tax which is newly imposed on Seller or any increase in any Tax presently existing, or (ii)

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any modification made by Seller with respect to Seller’s operation of the Plant but only to the extent said modification is required by the Change in Law (any such capital expenditures or increase in costs, “Increased Costs”)), then, effective as of the date such Change in Law causes Seller to begin to incur such Increased Costs, Seller shall have the right, upon notice to Buyer and subject to Section 5.8(c), [*] (subject to the provisions set forth in this Section 5.8). If at any time during the Term any Change in Law materially decreases Seller’s costs to perform (“Decreased Costs”) to perform hereunder then, effective as of the date such Change in Law causes Seller to begin to incur such Decreased Costs, Seller shall decrease the price of the Product to the extent required to pass through to Buyer the entirety of the Buyer’s Share of the Decreased Cost (subject to the provisions set forth in this Section 5.8). In the case of any price adjustment pursuant to this Section 5.8(a), the price adjustment for Product will be calculated as follows:

(i)    First, the Increased Costs or Decreased Costs, as applicable, will be [*] or any other period of time recommended by an independent expert or auditor to reflect the useful life of such modifications; and

(ii)    Second, the price will be increased or decreased, as applicable, by [*] for such year.

(b)    For the purpose of this Section 5.8, “Buyer’s Share” shall mean the Applicable Production Volume for the past 12 months divided by the Commitment Amount for the past 12 months, multiplied by, the Increased Costs.

(c)    In the event that a change in the Contract Price is desired by either Party pursuant to this Section 5.8, the Party seeking a change to the Contract Price shall notify other Party in writing and shall present relevant data to justify the necessity for a review of the Contract Price. Within ten (10) Business Days after the delivery by the requesting Party of such notice, the Parties shall meet to discuss in good faith and shall within ninety (90) days thereafter determine whether the review of the Contract Price as requested by the requesting Party is justified and, if so, determine a new Contract Price. If the Parties are unable to resolve this dispute the issue will be submitted to binding arbitration as set forth in Article 15.

ARTICLE 6

TAXES

6.1    Buyer Responsibility for Taxes. Buyer shall pay or reimburse Seller for the amount of any Taxes arising on the Product purchased by Buyer under this Agreement in respect of at the time, or at any point after, title and risk of loss in the Product has passed to Buyer at the Delivery Point (collectively, the “Buyer Taxes”). Notwithstanding anything to the contrary contained herein Buyer shall bear no responsibility for any income, franchise or other similar Taxes of Seller arising as a result of the sale of the Product to Buyer under this Agreement or for Taxes arising on the Product purchased by Buyer under this Agreement in respect of at any point before title and risk of loss in the Product has passed to Buyer at the Delivery Point. Where Applicable Law imposes the obligation to collect Buyer Taxes upon Seller and Buyer has not otherwise included such Buyer Taxes in a Product Invoice, within five (5) Business Days of notification by Seller, Buyer shall

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reimburse Seller for the amount of such Buyer Taxes, unless Buyer, in advance, has provided Seller with documentation of applicable exemption certificates. Buyer’s obligation to pay Buyer Taxes extends to reimbursement of Seller for any Buyer Taxes that Seller must pay due to any assessment by any Governmental Authority or any subsequent discovery of taxability or under audit by any relevant Governmental Authority, and Buyer shall reimburse Seller for any such Buyer Taxes within five (5) Business Days of notification by Seller.

6.2    Seller Responsibility for Taxes. Seller shall pay or reimburse Buyer for the amount of (i) any Taxes arising on the Product sold to Buyer under this Agreement at any point prior to the time title and risk of loss in the Product has passed to Buyer at the Delivery Point, and (ii) all income, franchise or other similar Taxes of Seller arising as a result of the sale of the Product to Buyer under this Agreement (collectively, the “Seller Taxes”). Notwithstanding anything to the contrary contained herein, Seller shall bear no responsibility for any income, franchise or other similar Taxes of Buyer or for Taxes arising on the Product sold to Buyer under this Agreement in respect of, at the time, or at any point after, title and risk of loss in the Product has passed to Buyer at the Delivery Point. Where Applicable Law imposes the obligation to collect Seller Taxes upon Buyer, Seller shall reimburse Buyer for the amount of such Seller Taxes, less any applicable allowances, unless Seller, in advance, has provided Buyer with documentation of applicable licenses or exemption certificates. Seller’s obligation to pay Seller Taxes extends to reimbursement of Buyer for any Seller Taxes that Buyer must pay due to subsequent discovery of taxability or under audit by any relevant Governmental Authority.

6.3    Claims for Reimbursement. Seller or Buyer, as applicable, may make a claim for reimbursement of Taxes under this Article 6 at any time prior to the expiration of the relevant statute of limitations.

ARTICLE 7

TERM

7.1    Term. Unless earlier terminated pursuant to Article 8, the term of this Agreement will commence on the Execution Date and shall continue for an initial term ending on the later to occur of twelve years after Seller commences construction of the Plant or ten years after Commercial Operation Date, and shall thereafter automatically renew for successive five year terms ending on December 31 of each year (the time period for which the Agreement is in effect shall be referred to as the “Term”), unless terminated (i) by either Party at any time upon 180 day’s prior written notice to the other Party, or (ii) as provided in this Article 7.

7.2    Survival of Rights. Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under Applicable Law. All rights and remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement, shall survive such termination or expiration. Furthermore, Articles 6, 13 and 15 and Section 17.16 shall survive the termination or expiration of this Agreement without regard to the cause of or reason for such termination or expiration.

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ARTICLE 8

DEFAULT AND REMEDIES

8.1    Events of Default.

(a)    Buyer Defaults. Any of the following events shall constitute an “Event of Default” or “Default” by Buyer and any such event shall continue to be an Event of Default or Default if and for so long as it shall not have been remedied, subject to the notice and cure rights set forth in this Agreement:

(i)    If Buyer fails to make (or fails to cause to be made) any undisputed payment when due hereunder to Seller (a “Buyer Payment Default”);

(ii)    If Buyer fails to perform or observe in any material respect any other obligation under this Agreement (other than a payment default under this Agreement which is the subject of Section 8.1(a)(i)), including Buyer’s attempted assignment or transfer of its rights or obligations in contravention of Article 16;

(iii)    Default Due to Bankruptcy. If any Bankruptcy Event of Default shall occur with respect to Buyer;

(iv)    If Buyer defaults in any of its [*]; or

(v)    Breach of Representation and Warranty. If any representation or warranty by Buyer shall be incorrect in any respect when made and such inaccuracy could reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or upon Seller’s rights and obligations under this Agreement.

(b)    Seller Defaults. Any of the following events shall constitute an “Event of Default” or “Default” by Seller and any such event shall continue to be an Event of Default or Default if and for so long as it shall not have been remedied, subject to the notice and cure rights set forth in this Agreement:

(i)    If Seller fails to make (or fails to cause to be made) any undisputed payment when due hereunder to Buyer (a “Seller Payment Default”);

(ii)    If Seller fails to perform in any material respect any other obligation under this Agreement, including Seller’s attempted assignment or transfer of its rights or obligations in contravention of Article 16;

(iii)    Default Due to Bankruptcy. If a Bankruptcy Event of Default shall occur with respect to Seller; or

(iv)    Breach of Representation and Warranty. If any representation or warranty by Seller shall be incorrect in any respect when made and such inaccuracy could reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or upon Buyer’s rights and obligations under this Agreement.

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8.2    Default Notice; Cure Periods. Upon the occurrence and continuation of an Event of Default, any non-defaulting Party may issue a notice, detailing the nature of such Event of Default (a “Default Notice”) to the defaulting Party (“Defaulting Party”). The Defaulting Party shall be given a period of (a) [*] from receipt of the Default Notice in the case of a Party’s failure to cure a Buyer Payment Default or Seller Payment Default, as applicable, or (b) for any other Event of Default, a period of [*] from receipt of the Default Notice to cure such Default, and if any Event of Default (other than a Buyer Payment Default, Seller Payment Default, a Buyer Event of Default described in Section 8.1(a)(iv)) is one that cannot be remedied within a [*] cure period, then an additional period of up to, but no more than, a total cure period of [*], so long as such Defaulting Party is diligently proceeding to remedy such default.

8.3    Remedies for Event of Default. If, upon the expiration of the applicable cure periods under Section 8.2, the Event of Default has not been fully remedied, the non-defaulting Party may, to the extent permitted by Applicable Law, at any time thereafter (unless the Event of Default has been remedied prior to such exercise) exercise the remedies provided herein below:

(a)    Seller’s Remedies. Seller, in the event of an Event of Default caused or committed by Buyer, may exercise, from time to time, one or more of the following remedies in respect of such Event of Default as Seller, in its sole discretion:

(i)    Seller may proceed, subject to Applicable Laws, to seek specific enforcement of the terms of this Agreement;

(ii)    Subject to Article 9, Seller may proceed to recover damages against Buyer for the breach of this Agreement; and/or

(iii)    Seller may use reasonable efforts to sell all Products ordered by, and tendered to, Buyer but wrongly rejected by Buyer to third-Person purchasers on commercially reasonable terms and thereafter proceed to recover damages from Buyer for the breach of this Agreement subject to the provisions of Article 9; and/or

(iv)    Seller may proceed to exercise any other right or remedy that may be available to it under this Agreement under Applicable Law or in equity, including among other things termination of this Agreement.

(b)    Buyer’s Remedies. Buyer, in the event of an Event of Default caused or committed by Seller, may exercise, from time to time, one or more of the following remedies in respect of such Event of Default as Buyer, in its sole discretion:

(i)    Buyer may proceed, subject to Applicable Laws, to seek specific enforcement of the terms of this Agreement;

(ii)    Subject to Article 9, Buyer may proceed to recover damages against Seller for the breach of this Agreement.

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(iii)    Buyer may proceed to exercise any other right or remedy that may be available to it under this Agreement under Applicable Law or in equity, including among other things termination of this Agreement.

8.4    Continuing Obligations of the Parties. No exercise by a non-Defaulting Party of any remedy pursuant to Section 8.3 shall relieve the Defaulting Party of any of its obligations under this Agreement that have arisen or accrued prior to the date of any termination of this Agreement. Except as expressly set forth, no remedy under this Article 8 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided hereunder or otherwise available to a non-Defaulting Party at law or in equity.

8.5    Early Termination for Force Majeure. If performance under this Agreement is suspended due to Force Majeure and said suspension continues for a period of one (1) year or more, this Agreement may be cancelled at the option of either Party by giving at least thirty (30) Days’ prior written notice to the Party claiming Force Majeure and without further liability of either of the Parties with respect to this Agreement (other than any obligations arising pursuant to this Agreement prior to the occurrence of such Force Majeure event).

8.6    Payments Upon Termination. Upon the termination of this Agreement, any monies due and owing to either Party (including any applicable interest at the Late Payment Rate as provided in this Agreement) shall be paid to the applicable Party pursuant to the terms hereof, and any refunds due to either Party shall be made at the earliest possible time pursuant to the terms hereof, and in any event no later than ninety (90) Days after the expiration or termination of this Agreement.

8.7    Effect of Termination. Termination of this Agreement hereunder shall be cumulative and in addition to any other rights or remedies that the terminating Party may have pursuant to Applicable Laws in connection with such termination, including damages and injunctive relief.

ARTICLE 9

LIMITATION OF DAMAGES

9.1    Exclusion of Consequential Damages. NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL OR INDIRECT DAMAGES UNDER ANY THEORY OF LAW, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PRECEDING SENTENCE SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING THIRD PARTY CLAIMS FOR CONSEQUENTIAL OR INDIRECT DAMAGES.

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ARTICLE 10

FORCE MAJEURE

10.1    Force Majeure.

(a)    Subject to the provisions of this Article 10, a Party will not be liable for any failure to perform its obligations under this Agreement to the extent that such performance is rendered impossible due to any cause, whether foreseeable or unforeseeable, that is reasonably beyond the control of the Party declaring force majeure, and which such Party could not have reasonably mitigated or overcome (each such event, a “Force Majeure” event), including, without limitation, the following:

(i)    Hostilities of war or other armed conflict (declared or undeclared), embargoes, blockades, civil unrest, insurrections, rebellion, riots or disorders, terrorism or sabotage;

(ii)    Fires, explosions, lightning, maritime peril, collisions, vapor releases, tornadoes, hurricanes, storms, epidemics, pandemics, landslides, earthquakes, floods, washouts, wind, and other acts of God or other natural catastrophes;

(iii)    Tornado, hurricane or storm warnings which in either Party’s reasonable judgment require the precautionary shutdown of the Plant or any operating units thereof, or modes of transportation used by Seller and/or its suppliers and service providers to supply feedstock and/or chemical inputs to the Plant, or by Seller or Buyer to load and transport products from the Plant; machinery or equipment breakdown; or

(iv)    Strikes, lockouts, concerted acts of workers, other similar industrial disturbances or other labor difficulties (except any of the foregoing which are aimed solely at Seller or Buyer or which involve only employees of Seller or Buyer); provided, however, that settlement of strikes and other labor difficulties shall be wholly within the discretion of the Party having difficulty.

(b)    For purposes of this Agreement, the term “Force Majeure” expressly excludes (i) any failure by a Party to apply for, obtain or maintain any Governmental Approval necessary under Applicable Law for the performance of any obligation hereunder, (ii) a Party’s inability to economically perform its obligations under this Agreement, and (iii) the negligence of a Party.

10.2    Notice of Force Majeure. A Force Majeure event shall be deemed to take effect at the moment such an event or circumstance occurs. In the event that either Party believes a Force Majeure event has occurred that shall require it to invoke the provisions in this Article 10, such Party shall use commercially reasonable efforts to give (a) prompt verbal notice to the other Party following the occurrence of such event, of the underlying circumstances of the particular causes of Force Majeure, the expected duration thereof and the expected volume of Products affected, and (b) written notice of confirmation of the information contained in the foregoing verbal notice reasonably promptly thereafter, with periodic verbal and/or written updates as reasonably

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requested by the other Party. The Party claiming Force Majeure shall also use commercially reasonable efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that on and as of the date hereof:

(a)    it has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)    the execution and delivery of this Agreement have been duly authorized and approved by all requisite limited liability company action;

(c)    it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

(d)    the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein shall not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which Seller is bound or, to its knowledge, any material laws applicable to Seller;

(e)    this Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)    it has (or will obtain before the date needed) all requisite Governmental Approvals necessary to perform its obligations under this Agreement.

11.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that on and as of the date hereof:

(a)    it has all requisite power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)    the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

(c)    it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

(d)    the execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein shall not, violate any of the material provisions of its organizational documents, any material agreement pursuant to which Buyer is bound or, to its knowledge, any material laws applicable to Buyer;

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(e)    this Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

(f)    it has (or will obtain before the date needed) all requisite Governmental Approvals necessary to perform its obligations under this Agreement.

ARTICLE 12

INSURANCE

During the thirty (30) day period following the date hereof, the Parties shall discuss in good faith the insurance that each party will procure, which in any event will be commercially reasonable insurance both in type and amount of insurance, given their respective roles and responsibilities hereunder. Once finalized, the required insurance to be obtained and maintained by each party will be set forth on Exhibit E attached hereto. Each Party shall deliver to the other Party certificates evidencing such insurance prior to the time such insurance is required, and renewal certificates not less than thirty (30) Days prior to expiration of any such insurance policy.

ARTICLE 13

CONFIDENTIALITY

Except as set forth herein and as is necessary to accomplish the purpose of the Agreement, the recipient of any Confidential information (as defined herein) shall hold such Confidential Information in the strictest confidence and shall not disclose it without the prior express written consent of the disclosing party. “Confidential Information” shall include all non-public information, including trade secrets, specifications, formulae, compositions, processes, designs, drawings, samples, instructions, models, notes, techniques, diagrams, which are clearly marked with “proprietary,” “confidential” or similar legend or if it would be apparent to a reasonable person that such information is of a confidential or proprietary nature. Any Confidential Information disclosed pursuant hereto shall remain the sole property of the disclosing party. Notwithstanding the foregoing, Confidential Information shall not include information that is: (A) at any time in the public domain other than by a breach of the Contract by the receiving party; (B) at any time rightfully received from a third party that has the right and transmits it to receiving party without any obligation of confidentiality; (C) rightfully known to the receiving party prior to receipt of the same from the disclosing party; (D) independently developed by personnel of the receiving party without any reference or access to the Confidential Information; or (E) generally made available to third parties by disclosing party without restriction concerning use or disclosure. Notwithstanding the foregoing, the Parties may disclose, without the prior written consent of the other Party, the existence of this Agreement, the names of the Parties, and the date or duration of the Term hereunder. However, neither Party may use the name or trademark, service mark, trade name or trade dress designation of the other Party in any marketing or promotional materials or media without the other Party’s prior written consent. Each Party shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, and no party shall issue any press release or make any public statement prior to obtaining the written approval of the other Party, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, court process or any listing agreement of any party hereto.

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ARTICLE 14

NOTICES

14.1    Notice Requirements. Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered (a) by hand, (b) by same-day or overnight courier service, (c) by registered U.S. mail or (d) by electronic mail. Oral communication does not constitute notice for purposes of this Agreement and telephone numbers for the Parties are listed below as a matter of convenience only. All notices shall be addressed to the applicable Party at the address specified below:

If to Buyer:	4141 E. Broadway
Phoenix, AZ 85040
Attention: Legal Department
Email: legal@nikolamotor.com

With a required hard copy, in the event of a notice of default to:

Benesch Friedlander Coplan & Aronoff, LLP
200 Public Square
Suite 2300
Cleveland, Ohio 44114
Attention: Michael A. Primrose, Esq.
Telephone: (216) 363-4485
Email: mprimrose@benesclaw.com

If to Seller:	Wabash Valley Resources LLC
444 W. Sandford Ave
West Terre Haute, IN 47885
Attention: Dan Williams P.E., Managing Director
Telephone: (812) 281-2802
Email:

14.2    Receipt. A notice shall be deemed to be received:

(a)    if delivered by hand or by same-day or overnight courier service, on the date when left at the address of the recipient;

(b)    if sent by registered U.S. mail, on the date of the return receipt;

(c)    if sent by electronic mail, upon receipt by sender’s computer of the acknowledgement that the message was received by recipient’s electronic mailbox; or

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(d)    if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

14.3    Change of Address or Designee. Each Party has the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party as set forth in Section 14.1.

ARTICLE 15

GOVERNING LAW AND DISPUTE RESOLUTION

15.1    Negotiation. At the request of either Party at any time or from time to time after the date of this Agreement in a written notice to the other Party, the Parties agree to have their respective management teams negotiate in good faith to resolve any Disputes under this Agreement.

15.2    Arbitration.

(a)     If the Parties are unable to resolve a Dispute through negotiations within thirty (30) Days in accordance with Section 15.1, then either Party may initiate the mandatory binding arbitration by providing to the other Party a written arbitration demand and the Dispute shall be finally settled in accordance this Section 15.2. Either Party may commence an arbitration process by filing a written demand for arbitration with the arbitration service provider and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 14.1. The dispute resolution process shall be administered by the American Arbitration Association (the “Arbitration Association”). If, at the time a dispute arises, the Arbitration Association does not exist or is unable to administer the dispute resolution process and the Parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in Wilmington, Delaware, to appoint an arbitrator to administer the arbitration. If the court refuses to do so, then either Party may proceed by filing an action in any court of competent jurisdiction. The panel of arbitrators shall be comprised of one arbitrator appointed by the Party initiating such dispute, claim or controversy, one arbitrator appointed by the such other Party to such dispute, and one arbitrator appointed upon the mutual agreement of each of the two party-appointed arbitrators, in each case from the Arbitration Association (or such other service provider’s) panel of neutrals. The Parties shall cooperate with the Arbitration Association (or such other service provider) and each other in scheduling the arbitration proceedings and shall participate in the arbitration in good faith. All costs of arbitration other than proceedings pursuant to this Section 15.2 shall be shared equally between such Parties to such arbitration.

(b)    The provisions of this Section 15.2 may be enforced by any court of competent jurisdiction, and, to the extent permitted by Law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 15.2 shall be entitled to a restraining order, injunction or other equitable relief in any court of

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competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order, injunction or other equitable relief may be granted without the necessity of posting any bond.

(c)    The details of any arbitration pursuant to this Section 15.2, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 15.2 and who are obligated to keep such information confidential to the same extent as such party. If either Party receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Party, as the case may be, shall (i) promptly notify the other Party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(d)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 15.2 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 15.2 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between the Parties that do not arise out of or relate to this Agreement.

15.3    Governing Law. This Agreement and the rights and duties of the Parties arising out of this Agreement shall be governed by and construed, enforced, and performed in accordance with the internal laws of the State of Delaware. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.4    Jurisdiction; Venue. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPLICABLE APPELLATE COURT FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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15.5    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 16

ASSIGNMENTS

16.1    Assignment; Restrictions on Assignment. This Agreement and all of the terms, conditions and limitations contained in this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that, except as otherwise provided in this Article 16, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, which may be withheld in a Party’s sole discretion. If consent is granted pursuant to Section 16.3 the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

16.2    Permitted Assignments; Affiliate and Sale Transactions. Subject to compliance with Section 16.3, either Party may, without the consent of the other, assign all or any part of this Agreement and all or any part of its rights or obligations hereunder to an Affiliate of the assigning party or to any purchaser of substantially all of the assets of the assigning party.

16.3    Additional Conditions to Assignment. Notwithstanding the consent of one Party to the other Party’s assignment, the non-assigning Party has received all documentation and other information that may be reasonably required in order to verify the assignee’s compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

16.4    Validity of Assignment. Any proposed assignment under this Article 16 shall not serve as an effective assignment of this Agreement unless and until the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement, as if it were the assignor.

16.5    Other Assignments Void. Any assignment of this Agreement or of a Party’s rights or obligations hereunder that is not in compliance with this Article 16 shall be void.

ARTICLE 17

MISCELLANEOUS

17.1    Compliance with Law. Each Party shall comply with all Applicable Laws applicable to such Party in connection with the performance of its obligations under this Agreement. Nothing in this Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either Party hereto to act in any manner which is inconsistent with, penalized or prohibited under any Applicable Laws of the United States, or requirements applicable to such Party which relate to foreign trade controls, export controls, embargoes or international boycotts of any type.

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17.2    Amendments. This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by the Parties.

17.3    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

17.4    Waiver. No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. A waiver by either Party of any breach of any of the covenants or conditions under this Agreement shall not be construed as a waiver of any succeeding breach of the same or any other covenant or condition, whether of a similar or different character, and whether occurring before or after that waiver.

17.5    No Third-party Beneficiaries. The interpretation of this Agreement shall exclude any rights under Applicable Laws conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any obligation or liability to, any Person other than a Party.

17.6    Rights and Remedies. Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

17.7    Disclaimer of Agency. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. This Agreement shall not be deemed or construed to authorize either Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

17.8    Severance of Invalid Provisions. The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all Applicable Laws. If at any time a provision hereof violates any such Applicable Laws, such provision shall be voided and the remainder of this Agreement shall continue in full force and effect.

17.9    Expenses. Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement.

17.10    Entire Agreement. This Agreement including its Exhibits and Appendices constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any understandings, agreements, or representations by or among the Parties, written or oral, prior to the Execution Date, to the extent they relate in any way to the subject matter of this Agreement. This Agreement constitutes a “forward contract” and each Party agrees that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code and an “eligible commercial entity” and “eligible contract participant” within the meaning of the United States Commodity Exchange Act §§ 1a(17) and 1a(18), respectively.

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17.11    Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

17.12    Trademarks. Nothing contained in this Agreement, whether express or implied, shall be deemed to confer any right upon either Party to apply any trademark owned by the other Party or any of their respective Affiliates. Seller shall furnish Buyer, upon Buyer’s reasonable request, with material safety data sheets or other documents now or hereafter required to be provided in compliance with Applicable Law in the United States.

17.13    Indemnity. EACH PARTY TO THIS AGREEMENT SHALL INDEMNIFY, DEFEND, AND HOLD THE OTHER HARMLESS FROM CLAIMS, DEMANDS, AND CAUSES OF ACTION ASSERTED AGAINST THE OTHER BY ANY OTHER PERSON (INCLUDING REPRESENTATIVES OF THE OTHER PARTY) FOR PERSONAL INJURY, FOR LOSS OF OR DAMAGE TO PROPERTY, OR FOR VIOLATIONS OF LAW RESULTING FROM THE WILLFUL OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY. WHERE PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT NEGLIGENCE OR MISCONDUCT OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE TO INDEMNIFY EACH OTHER IN PROPORTION TO THEIR RESPECTIVE SHARE OF SUCH JOINT NEGLIGENCE OR MISCONDUCT.

17.14    Ethics. Each Party warrants that neither the Party or its directors, employees, agents, or subcontractors have given commissions, rebates, payments, gifts, kickbacks, lavish or expensive entertainments, or other things of significant cost or value to any Representative of the other Party in connection with this Agreement and acknowledges that the giving of any payments, gifts, entertainment, or other things of value may result in the termination of this Agreement. Each Party shall notify the other of any such solicitations by any of its Representatives.

17.15    Anti-Corruption.

(a)    Buyer and Seller each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they shall each respectively comply with all Applicable Laws relating to anti-bribery or anti-money laundering and that they shall each respectively take no action which would subject the other to fines or penalties under such laws, regulations, rules or requirements.

(b)    In particular, each Party represents and warrants to the other Party that it has not made any payments or given anything of value to representatives of the United States or any other Governmental Authority which would be inconsistent with or contravene any Applicable Laws relating to anti-bribery or anti-money laundering.

(c)    A breach of this provision shall be deemed a material breach by each Party of its obligations under this Agreement for purposes of Article 8 of this Agreement.

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[Signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its authorized representative to be effective as of the Execution Date.

WABASH VALLEY RESOURCES, LLC

By:	/s/ Nalin Gupta
Name:	Nalin Gupta
Title:	Authorized Representative

NIKOLA CORPORATION

By:	/s/ Pablo Koziner
Name:	Pablo Koziner
Title:	President, Energy & Commercial

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